Exhibit 5.1

K&L Gates llp 925 Fourth Avenue Suite 2900 Seattle, WA 98104-1158 T 206.623.7580 www.klgates.com

September 29, 2009

China-Biotics, Inc.
No. 999 Ningqiao Road
Jinqiao Export Processing Zone
Pudong, Shanghai 201206
People’s Republic of China

Ladies and Gentlemen:

We have acted as counsel for China-Biotics, Inc., a Delaware corporation (the “Company”), in connection with the public offering of an aggregate of 4,600,000 shares (the “Underwritten Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), plus up to 690,000 additional shares of Common Stock (the “Additional Shares”) as may be necessary to cover over-allotments made in connection with the offering, pursuant to a shelf registration statement on Form S-3, as amended (File No. 333-160519) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), and the prospectus included in the Registration Statement at the time the Registration Statement was declared effective on September 9, 2009 (the “Base Prospectus”), and the prospectus supplement thereto dated September 30, 2009 (the “Prospectus Supplement”), each filed under the 1933 Act.  In this opinion letter, the Base Prospectus and Prospectus Supplement are collectively referred to as the “Prospectus.”  The Underwritten Shares and Additional Shares are collectively referred to as the “Shares.”

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering this opinion, we have examined the Registration Statement, the Prospectus, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied upon a certificate of an officer of the Company.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law (the “DGCL”).  We are not licensed to practice law in the State of Delaware and, accordingly, our opinion as to the DGCL is based solely on a review of the official statutes of the State of Delaware and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such statutes and provisions.  We are not opining on, and we assume no responsibility for, the applicability to, or effect on, any of the matters covered herein of (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality, or other political subdivision or local governmental agency or authority.

Based upon, and subject to, the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus included in the Registration Statement, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to that certain Form 8-K, dated September 30, 2009, and to its incorporation by reference into the Registration Statement.  We also consent to the reference to this firm in the related Prospectus under the caption “Legal Matters.”  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP